Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 25, 2013
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES QUARTER ENDED MARCH 31, 2013 EARNINGS

PHILADELPHIA, PENNSYLVANIA, April 25, 2013 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter ended March 31, 2013.  Beneficial recorded net income of $3.2 million, or $0.04 per diluted share, for the quarter ended March 31, 2013 compared to net income of $3.9 million, or $0.05 per diluted share, recorded for the quarter ended March 31, 2012.

The low interest rate environment has reduced the yields on our investment and loan portfolios resulting in net interest income decreasing $2.9 million to $31.6 million for the quarter ended March 31, 2013 compared to $34.5 million for the quarter ended March 31, 2012. Net interest margin decreased to 2.85% for the quarter ended March 31, 2013 from 3.26% for the same period in 2012 due to the low rate environment as well as continued weak loan demand. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods.

Our asset quality metrics continue to improve as we reduce our non-performing asset levels.  At March 31, 2013, our non-performing assets were $98.7 million, representing a decrease of $5.5 million, or 5.3%, from $104.2 million at December 31, 2012, and a $50.0 million decrease, or 33.7%, from $148.7 million at March 31, 2012. Reserves as a percentage of non-performing loans, excluding government guaranteed student loans, totaled 90.9% at March 31, 2013 compared to 84.3% at December 31, 2012 and 54.7% at March 31, 2012.  Our balance sheet remained strong at March 31, 2013, with our allowance for loan losses totaling $58.7 million, or 2.44% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012, and $55.1 million, or 2.16% of total loans, at March 31, 2012.  The provision for credit losses decreased $2.5 million during the quarter ended March 31, 2013 to $5.0 million from $7.5 million for the quarter ended March 31, 2012 reflecting an improvement in asset quality.  Net charge-offs during the quarter totaled $4.0 million compared to $6.6 million a year ago.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are encouraged by the continued improvement in our asset quality metrics as we experienced a 33.7% decrease in our non-performing assets at March 31, 2013 compared to a year ago. During the first quarter of 2013, earnings remain challenged given the slow growing economy and the related lack of loan demand in our markets.  The low interest rate environment also resulted in net interest margin compression for the quarter and we expect that the continued low interest rate environment will put pressure on net interest margin in future periods.  We remain focused on increasing profitability, further reducing our non-performing asset levels, growing our commercial loan portfolio, controlling expenses and increasing our retail and commercial customer base. During the quarter we entered into a lease for new headquarters space at 1818 Market Street, soon to be renamed “1818 Beneficial Bank Place.” This long term lease renews our commitment to remain the oldest and largest Philadelphia-based bank.  Our new location will increase our visibility in the City and will be in the heart of the business district.  We remain committed to our customers by delivering an education-based experience through The Beneficial Conversation and have made it our mission to always help them do the right thing financially.”

The Company also announced today that it was notified during the first quarter of 2013 by the U.S. Department of Justice (the “DOJ”) that the DOJ had initiated an investigation of the Bank under the Equal Credit Opportunity Act and the Fair Housing Act.  The investigation results from a referral by the Federal Deposit Insurance Corporation, the Bank’s primary federal regulator, and focuses on the Bank’s origination of home equity and residential mortgage loans.  The Bank is cooperating fully with the DOJ to resolve this matter.  Because the investigation is in the early stages, we cannot predict the eventual outcome of the DOJ investigation or any impact it will have on our future operations or financial results.  Until this investigation is completed, it is unlikely that Beneficial will be filing any regulatory applications related to strategic expansion or regarding a second step conversion, which the Board had been actively evaluating.

Financial highlights for the quarter ended March 31, 2013:

•                                          Asset quality metrics continued to improve during the quarter with non-performing loans, excluding government guaranteed student loans, decreasing $3.9 million, or 5.7%, to $64.5 million at March 31, 2013 from $68.4 million at December 31, 2012 and decreasing $36.2 million, or 36.0%, from $100.7 million at March 31, 2012. Our non-performing assets ratio, excluding government guaranteed student loans, improved to 1.60% at both March 31, 2013 and December 31, 2012, compared to 2.67% at March 31, 2012.

•                                          We reduced our cost of funds on deposits by 0.20% to 0.52% for the quarter ended March 31, 2013, from 0.72% for the quarter ended March 31, 2012.

•                                          Our balance sheet remained strong at March 31, 2013, with our allowance for loan losses totaling $58.7 million, or 2.44% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012, and $55.1 million, or 2.16% of total loans, at March 31, 2012. Reserves as a percentage of non-performing loans, excluding government guaranteed student loans, totaled 90.9% at March 31, 2013 compared to 84.3% at December 31, 2012 and 54.7% at March 31, 2012.

•                                          Beneficial repurchased 145,892 shares of its outstanding common stock during the quarter which increased total treasury shares to 3,127,921 at March 31, 2013.

•                                          Capital levels remain strong with tangible capital to tangible assets totaling 10.86% at March 31, 2013.

Balance Sheet

Total assets decreased $242.8 million, or 4.8%, to $4.8 billion at March 31, 2013 from $5.0 billion at December 31, 2012.  Cash and cash equivalents decreased $165.1 million to $324.8 million at March 31, 2013 from $489.9 million at December 31, 2012. The decrease in cash and cash equivalents was primarily driven by a decline in municipal deposits as a result of our planned re-pricing and run-off strategy. Cash remains elevated due to investment and loan prepayments.

Investments decreased $35.6 million, or 2.0%, to $1.7 billion at March 31, 2013 from $1.8 billion at December 31, 2012.  The decrease in investments during the quarter ended March 31, 2013 was primarily driven by investment prepayments. We continue to focus on purchasing high quality agency bonds, and maintain a portfolio that provides a steady stream of cash flow both in the current and in rising interest rate environments.

Loans decreased $39.3 million, or 1.6%, to $2.4 billion at March 31, 2013 from $2.4 billion at December 31, 2012.  Despite total loan originations of $123.2 million during the quarter, our loan portfolio has decreased as a result of high commercial loan repayments and continued weak loan demand.  During the quarter ended December 31, 2012, we made a decision to begin to hold in portfolio some of our agency eligible mortgage production as the yields on these mortgages were attractive compared to the rates available on investment securities.  As a result of this decision, our mortgage banking income decreased $631 thousand to $242 thousand during the quarter ended March 31, 2013 as compared to $873 thousand during the same period last year.

Deposits decreased $139.1 million, or 3.5%, to $3.8 billion at March 31, 2013 from $3.9 billion at December 31, 2012.  The decrease in deposits during the quarter ended March 31, 2013 was primarily the result of a $132.4 million decrease in municipal deposits which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.

At March 31, 2013, stockholders’ equity increased to $634.4 million, or 13.3% of total assets, compared to $633.9 million, or 12.7% of total assets, at December 31, 2012.

Net Interest Income

For the quarter ended March 31, 2013, Beneficial reported net interest income of $31.6 million, a decrease of $2.9 million, or 8.4%, from the quarter ended March 31, 2012. The decrease in net interest income during the quarter ended March 31, 2013 compared to the same period last year was primarily the result of a reduction in the average interest rate earned on investment securities and loans, and a decline in average loan balances of $126.6 million, partially offset by a reduction in the average cost of liabilities.  Our net interest margin decreased to 2.85% for the quarter ended March 31, 2013 from 3.26% for the quarter ended March 31, 2012.  We expect that the persistently low interest rate environment will continue to lower yields on our investment and loan portfolios to a greater extent than we can reduce rates on deposits and other interest bearing liabilities, which will put pressure on net interest margin in future periods.

We have been able to lower the cost of our liabilities to 0.69% for the quarter ended March 31, 2013, compared to 0.90% for the quarter ended March 31, 2012, by re-pricing higher cost deposits.  The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposits coupled with the planned run-off of these deposits.

Non-interest Income

For the quarter ended March 31, 2013, non-interest income totaled $6.9 million, a decrease of $109 thousand, or 1.5%, from the quarter ended March 31, 2012.  The decrease was primarily due to a decrease of $631 thousand in mortgage banking income due to our decision to hold some of our residential mortgage production, partially offset by a $392 thousand increase of income from the sale of investment securities.

Non-interest Expense

Non-interest expense of $29.7 million for the quarter ended March 31, 2013 remained relatively consistent compared to non-interest expense of $29.6 million for the quarter ended March 31, 2012.

Income Taxes

For the quarter ended March 31, 2013, we recorded a provision for income taxes of $575 thousand, reflecting an effective tax rate of 15.2% compared to a provision for income taxes of $443 thousand reflecting an effective tax rate of 10.1% for the quarter ended March 31, 2012.  The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits under the Internal Revenue Code.

Asset Quality

Non-performing loans, including loans 90 days past due and still accruing, decreased to $86.9 million at March 31, 2013, compared to $92.4 million at December 31, 2012 and $126.8 million at March 31, 2012.  Non-performing loans at March 31, 2013 included $22.4 million of government guaranteed student loans, which represented 25.8% of total non-performing loans.  Net charge-offs during the quarter ended March 31, 2013 were $4.0 million compared to $4.2 million for the quarter ended December 31, 2012 and $6.6 million for the quarter ended March 31, 2012.  At March 31, 2013, the Bank’s allowance for loan losses totaled $58.7 million, or 2.44% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012 and $55.1 million, or 2.16% of total loans, at March 31, 2012.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at March 31, 2013, we had the ability to borrow up to $1.3 billion combined from the FHLB of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios as of March 31, 2013 compared to December 31, 2012 and March 31, 2012, as well as our excess capital over regulatory minimums as of March 31, 2013 to be considered well capitalized, are as follows:

				Minimum Well	Excess Capital
	3/31/2013	12/31/2012	3/31/2012	Capitalized Ratio	3/31/2013

Tangible Capital	10.86%	10.30%	11.40%
Tier 1 Capital (to average assets)	10.20%	9.53%	10.02%	5%	$241,341
Tier 1 Capital (to risk weighted assets)	20.38%	19.23%	18.04%	6%	$334,011
Total Capital (to risk weighted assets)	21.64%	20.50%	19.30%	10%	$270,498

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are well in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 63 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes or regulatory actions that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$37,550	$54,924	$42,391
Interest-bearing deposits	287,272	434,984	141,929
Total cash and cash equivalents	324,822	489,908	184,320

Investment Securities:
Available-for-sale	1,150,475	1,267,491	1,091,268
Held-to-maturity	557,157	477,198	454,659
Federal Home Loan Bank stock, at cost	17,823	16,384	17,986
Total investment securities	1,725,455	1,761,073	1,563,913

Loans:	2,407,996	2,447,304	2,551,660
Allowance for loan losses	(58,679)	(57,649)	(55,120)
Net loans	2,349,317	2,389,655	2,496,540

Accrued Interest Receivable	15,798	15,381	16,917

Bank Premises and Equipment, net	65,049	64,224	59,623

Other Assets:
Goodwill	121,973	121,973	110,486
Bank owned life insurance	40,925	40,569	35,648
Other intangibles	9,412	9,879	12,423
Other assets	110,870	113,742	117,018
Total other assets	283,180	286,163	275,575
Total Assets	$4,763,621	$5,006,404	$4,596,888

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$316,533	$328,892	$292,241
Interest bearing deposits	3,471,859	3,598,621	3,295,538
Total deposits	3,788,392	3,927,513	3,587,779
Borrowed funds	275,357	250,352	235,339
Other liabilities	65,429	194,666	140,928
Total liabilities	4,129,178	4,372,531	3,964,046
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—
Common Stock — $.01 par value	823	823	823
Additional paid-in capital	354,636	354,082	351,638
Unearned common stock held by employee stock ownership plan	(17,449)	(17,901)	(19,195)
Retained earnings (partially restricted)	332,661	329,447	319,213
Accumulated other comprehensive loss, net	(9,224)	(7,027)	(2,186)
Treasury stock, at cost	(27,004)	(25,551)	(17,451)
Total stockholders’ equity	634,443	633,873	632,842
Total Liabilities and Stockholders’ Equity	$4,763,621	$5,006,404	$4,596,888

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
INTEREST INCOME:
Interest and fees on loans	$29,656	$31,862	$32,309
Interest on overnight investments	181	304	161
Interest and dividends on investment securities:
Taxable	7,410	7,451	9,163
Tax-exempt	715	716	792
Total interest income	37,962	40,333	42,425

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	800	1,110	1,205
Money market and savings deposits	1,621	1,866	2,121
Time deposits	2,123	2,260	2,591
Total	4,544	5,236	5,917
Interest on borrowed funds	1,852	1,829	2,056
Total interest expense	6,396	7,065	7,973
Net interest income	31,566	33,268	34,452
Provision for loan losses	5,000	6,000	7,500
Net interest income after provision for loan losses	26,566	27,268	26,952

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	2,095	1,671	2,161
Service charges and other income	3,768	3,576	3,572
Mortgage banking income	242	464	873
Net gain on sale of investment securities	833	1,107	441
Total non-interest income	6,938	6,818	7,047

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,988	13,844	14,324
Occupancy expense	2,515	2,512	2,463
Depreciation, amortization and maintenance	2,233	2,141	2,159
Marketing expense	927	127	882
Intangible amortization expense	467	1,289	912
FDIC insurance	951	1,054	1,034
Merger and restructuring charges	—	(588)	—
Other	8,634	10,002	7,837
Total non-interest expense	29,715	30,381	29,611

Income before income taxes	3,789	3,705	4,388
Income tax expense (benefit)	575	(110)	443

NET INCOME	$3,214	$3,815	$3,945

EARNINGS PER SHARE — Basic	$0.04	$0.05	$0.05
EARNINGS PER SHARE — Diluted	$0.04	$0.05	$0.05

Average common shares outstanding — Basic	76,376,452	76,358,242	77,047,170
Average common shares outstanding — Diluted	76,578,733	76,540,551	77,225,687

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2013		December 31, 2012		March 31, 2012
	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$2,015,442	1.65%	$2,074,556	1.63%	$1,667,344	2.43%
Overnight investments	291,082	0.25%	476,927	0.25%	254,997	0.25%
Stock	16,716	0.62%	16,808	0.47%	18,537	0.11%
Other Investment securities	1,707,644	1.90%	1,580,821	2.08%	1,393,810	2.86%

Loans:	2,437,048	4.90%	2,475,399	5.14%	2,563,669	5.05%
Residential	671,412	4.73%	661,751	4.81%	615,397	4.85%
Commercial Real Estate	645,387	5.03%	666,684	5.33%	712,086	4.93%
Business and Small Business	420,512	5.48%	437,207	5.91%	499,460	5.79%
Personal Loans	699,737	4.58%	709,757	4.77%	736,726	4.83%

Total Interest Earning Assets	$4,452,490	3.43%	$4,549,955	3.54%	$4,231,013	4.02%

Deposits:	$3,529,263	0.52%	$3,622,429	0.58%	$3,313,611	0.72%
Savings	1,051,357	0.44%	1,018,934	0.50%	809,444	0.60%
Money Market	495,881	0.39%	513,938	0.45%	535,413	0.68%
Demand	657,106	0.27%	626,902	0.30%	490,026	0.22%
Demand - Municipals	544,676	0.27%	665,404	0.38%	658,811	0.57%
Total Core Deposits	2,749,020	0.36%	2,825,178	0.42%	2,493,694	0.54%

Time Deposits	780,243	1.10%	797,251	1.13%	819,917	1.27%

Borrowings	257,421	2.92%	250,355	2.91%	246,380	3.36%

Total Interest Bearing Liabilities	$3,786,684	0.69%	$3,872,784	0.73%	$3,559,991	0.90%

Non-interest bearing deposits	306,850		307,197		276,228

Net interest margin		2.85%		2.92%		3.26%

ASSET QUALITY INDICATORS (Unaudited)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012

Non-performing assets:
Non-accruing loans*	$64,539	$68,417	$100,713
Accruing loans past due 90 days or more**	22,408	24,013	26,091
Total non-performing loans	86,947	92,430	126,804

Real estate owned	11,709	11,752	21,905

Total non-performing assets	$98,656	$104,182	$148,709

Non-performing loans to total loans	3.61%	3.78%	4.97%
Non-performing assets to total assets	2.07%	2.08%	3.23%
Non-performing assets less accruing student loans past due 90 days or more to total assets	1.60%	1.60%	2.67%
ALLL to total loans	2.44%	2.36%	2.16%
ALLL to non-performing loans	67.49%	62.37%	43.47%
ALLL to non-performing loans (excluding student loans)	90.92%	84.26%	54.73%

* Non-accruing loans at March 31, 2013 and December 31, 2012 do not include $2.4 million and $2.3 million, respectively, of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected. Non-accruing loans include $14.7 million, $15.3 million, and $14.7 million of troubled debt restructured loans (TDRs) as of March 31, 2013, December 31, 2012, and March 31, 2012, respectively.

** Includes $22.4 million, $24.0 million, and $26.1 million in government guaranteed student loans as of March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

Non-performing loan charge offs as a percentage of the unpaid principal balances at March 31, 2013 are as follows (excluding government guaranteed student loans):

NON-PERFORMING LOANS (Unaudited):

At March 31, 2013 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Non-performing Loans by Category:
Commercial Real Estate	$27,014	$33,598	$(6,584)	19.60%
Commercial Business	9,785	14,860	(5,075)	34.15%
Commercial Construction	12,653	20,875	(8,222)	39.39%
Residential Real Estate	12,799	13,542	(743)	5.49%
Residential Construction	775	775	—	0.00%
Consumer Personal	1,513	1,531	(18)	1.18%
Total Non-performing Loans	$64,539	$85,181	$(20,642)

The non-performing loans table above does not include $2.4 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

Key Performance ratios (annualized) are as follows for the three months ended (Unaudited):

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
PERFORMANCE RATIOS:
Return on average assets	0.28%	0.30%	0.35%
Return on average equity	2.14%	2.35%	2.54%
Net interest margin	2.85%	2.92%	3.26%
Efficiency ratio	77.17%	75.93%	71.35%
Tangible Common Equity	10.86%	10.30%	11.40%